Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter
Senior Vice President and Group President
Construction Products and Inland Barge Groups
October 28, 2010

Thank you Antonio and good morning everyone.

Our Construction Products Group had a good quarter posting operating profit of $20.3 million. These results continue to be driven by the performance of our highway products business coupled with construction-friendly weather.

On the concrete and aggregate side, we continued to see weak demand. During the quarter we divested of our East Texas asphalt business and a single Ready Mix plant in Louisiana. We considered these assets not to be core to the operations. The result was a one-time gain of $3.8 million. The divested assets represented approximately $40 million in annual revenue.

Moving to the Inland Barge Group.... During the third quarter we received orders of $264 million dollars, bringing our backlog to $516 million. We consider most of these orders to be replacement orders for aging equipment. This level of backlog helps provides a strong sense of clarity for 2011. During the third quarter, we incurred approximately $500 thousand in costs, not covered by our insurance policies, related to the flooding at our Tennessee barge plant. The plant is now operating at normal production levels. I continue to be pleased with our performance in this challenging economic climate.

And now I turn the presentation back to James.